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                                                                  EXHIBIT 2.19C

                                SIXTH AMENDMENT
                                      TO
                        RESTATED AND AMENDED CSG MASTER
                    SUBSCRIBER MANAGEMENT SYSTEM AGREEMENT
                                    BETWEEN
                               CSG SYSTEMS, INC.
                                      AND
                       TCI CABLE MANAGEMENT CORPORATION

This Sixth Amendment (the "Amendment") is executed this 22/nd/ day of July, 1998, and is made by and between CSG Systems, Inc., a Delaware corporation ("CSG") and TCI Cable Management Corporation ("Customer"). CSG and Customer entered into a certain Restated and Amended CSG Master Subscriber Management System Agreement dated August 10, 1997, a First Amendment thereto dated June 29, 1998, a Second Amendment thereto dated January 9, 1998, a Third Amendment thereto dated ____________, a Fourth Amendment thereto dated ____________, and a Fifth Amendment dated ____________ (collectively, the "Agreement"), and now desire to amend the Agreement in accordance with the terms and conditions set forth in this Amendment. If the terms and conditions set forth in this Amendment shall be in conflict with the Agreement, the terms and conditions of this Amendment shall control. Any terms in initial capital letters or all capital letters used as a defined term but not defined in this Amendment, shall have the meaning set forth in the Agreement. Upon execution of this Amendment by the parties, any subsequent reference to the Agreement between the parties shall mean the Agreement as amended by this Amendment. Except as amended by this Amendment, the terms and conditions set forth in the Agreement shall continue in full force and effect according to their terms.

CSG AND CUSTOMER AGREE AS FOLLOWS:

1. IN ADDITION TO THE SYSTEM SITES CURRENTLY USING THE CSG ON-LINE SYSTEM, CUSTOMER DESIRES TO HAVE AN ADDITIONAL SYSTEM SITE USING SUCH SYSTEM. AS A RESULT, THE AGREEMENT IS HEREBY AMENDED TO ADD THE FOLLOWING AS A SYSTEM SITE USING THE CSG ON-LINE SYSTEM:

     SYSTEM SITE       ESTIMATED CONVERSION DATE      ESTIMATED NUMBER OF
     -----------       -------------------------      -------------------
     SUBSCRIBERS
     -----------

     Ellensburg, WA    (existing system site owned         8,000
                        by another cable operator)


THIS AMENDMENT IS EXECUTED ON THE DAY AND YEAR FIRST SHOWN ABOVE.

CSG SYSTEMS, INC. ("CSG")                TCI CABLE MANAGEMENT
CORPORATION                                  ("CUSTOMER")


BY:  /s/ JOSEPH T. RUBLE                 BY:  /s/ ANN MONTGOMERY
    ----------------------------             ---------------------------------

NAME:    JOSEPH T. RUBLE                 NAME:    ANN MONTGOMERY
      --------------------------               -------------------------------

TITLE:   V.P. & GENERAL COUNSEL          TITLE:   SENIOR V.P. FULFILLMENT SVCS
       -------------------------                ------------------------------